UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2021

Thimble Point Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39969	85-4103092
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 Church Street, 15th Floor

New Haven, Connecticut 06510

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (203) 680-8543

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-third of one redeemable warrant	THMAU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	THMA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	THMAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

As previously disclosed, on June 21, 2021, Thimble Point Acquisition Corp., a Delaware corporation (“THMA”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Oz Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of THMA (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (“Pear”), pursuant to which Merger Sub will merge with and into Pear, with Pear surviving the merger as a wholly-owned subsidiary of THMA (the “Merger”).

As previously disclosed, on February 1, 2021, THMA and KLP SPAC 1 LLC (“KLP” or the “Anchor Investor”) entered into a Forward Purchase Agreement (the “Original Forward Purchase Agreement”), which, in connection with the execution of the Business Combination, was amended by that certain First Amendment to Forward Purchase Agreement (the “Forward Purchase Agreement Amendment No. 1”, and together with the Original Forward Purchase Agreement, the “Existing Forward Purchase Agreement”). As previously disclosed, on November 14, 2021, the parties thereto entered into an amendment to the Existing Forward Purchase Agreement (the “Second Amendment to the Forward Purchase Agreement”), pursuant to which, among other things, KLP increased its binding forward purchase commitment (the “Backstop”), subject to cutback, from $23 million to up to $73 million and removed any optional element to the Backstop.

As previously disclosed, on June 21, 2021, in connection with the execution of the Business Combination Agreement, LJ10 LLC, a Delaware limited liability company (the “Sponsor”), THMA’s directors and members of THMA’s team of advisors (the “Advisors”) (collectively, the “Sponsor Agreement Parties”) entered into a sponsor support agreement (the “Existing Sponsor Agreement”) with THMA and Pear, pursuant to which the Sponsor Agreement Parties agreed to, among other things, (i) vote at any meeting of the shareholders of THMA all of their THMA Class A common stock, par value $0.0001 per share (the “THMA Class A Common Shares”) and shares of THMA’s Class B common stock, par value $0.0001 per share (the “THMA Class B Common Shares” and together with the THMA Class A Common Shares, the “THMA Common Shares”), in favor of each Transaction Proposal (as defined in the Business Combination Agreement), (ii) be bound by certain other covenants and agreements related to the Merger, (iii) subject certain of Sponsor’s THMA Class B Shares (the “Sponsor Earn Out Shares”) and Sponsor’s THMA warrants (the “Sponsor Earn Out Warrants) to post-closing vesting conditions and (iv) be bound by certain transfer restrictions with respect to such THMA, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. As previously disclosed, on November 14, 2021, the parties thereto entered into an amendment to the Existing Sponsor Support Agreement (the “Amendment to the Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor Earn Out Shares and Sponsor Earn Out Warrants shall no longer be subject to vesting conditions, in each case as consideration for the Sponsor agreeing to enter into the Backstop described above.

As previously disclosed, on November 14, 2021, the parties entered into a letter agreement providing for certain waivers, consents and additional agreements under the Business Combination Agreement (the “Letter Agreement”), pursuant to which, among other things, Pear agreed to waive the minimum cash condition in connection with the Merger (the “Minimum Cash Condition”) and each party to the Business Combination Agreement agreed to waive compliance with any matters under the Business Combination Agreement in connection with the consummation of the transactions contemplated by the Second Amendment to the Forward Purchase Agreement, the Amendment to the Sponsor Support Agreement and the Letter Agreement (the “Relevant Agreements”). Notwithstanding the foregoing waiver, THMA expects to close the Merger with at least $175 million in proceeds, prior to expenses.

Supplemental Disclosures to Proxy Statement

On October 26, 2021, a registration statement on Form S-4 (File No. 333-257982) relating to the Merger was declared effective by the SEC, which included a definitive proxy statement (the “Proxy Statement”) for the solicitation of proxies in connection with a special meeting of THMA’s stockholders to vote on, among other things, the Merger (the “Special Meeting”).

In connection with the Relevant Agreements, THMA has determined to voluntarily supplement the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

The following supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

When is the Shareholder Meeting?

In connection with the entry into the Relevant Agreements, THMA expects that the Special Meeting, originally scheduled for Tuesday, November 23, 2021, will be adjourned to 9:00 AM, Eastern Time, on Tuesday, November 30, 2021 in virtual format at https://www.cstproxy.com/thimblepoint/2021.

Who can vote at the Special Meeting?

Only THMA stockholders as of the close of business on October 18, 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting.

How Does This Impact Voting at the Special Meeting?

THMA stockholders who have already voted and do not wish to change their vote: THMA stockholders who have already submitted a proxy by completing, signing, dating, and returning a proxy card do not need to take any further action.

THMA stockholders who have already voted and wish to change their vote: THMA stockholders may change their vote at any time before their proxy is exercised by:

•	sending another proxy card with a later date;

•	notifying THMA’s secretary in writing before the Special Meeting that they have revoked their proxy; or

•	attending the Special Meeting and voting electronically by visiting and entering the control number found on their proxy card, instruction form or notice they previously received.

If a THMA stockholder chooses to send a written notice or to mail a new proxy, they must submit a notice of revocation or a new proxy to Morrow Sodali at the address listed in the Proxy Statement, and such notice or proxy must be received before the vote is taken at the Special Meeting. Any proxy a THMA stockholder has already submitted may also be revoked by submitting a new proxy prior to the Special Meeting or by voting online at the Special Meeting. Simply attending the THMA Special Meeting will not revoke a proxy.

THMA stockholders who have instructed a broker, bank or other nominee to vote their THMA Common Shares must follow the directions they receive from their broker, bank or other nominee in order to change or revoke their vote.

For THMA stockholders who have not yet voted: THMA stockholders who have not yet voted may do so by submitting a proxy card or voting electronically by visiting https://www.cstproxy.com/thimblepoint/2021. Submitting a proxy online will not prevent any stockholder from being able to vote in person at the meeting.

When is the Redemption Deadline?

THMA stockholders may demand that THMA redeem their THMA Class A Common Shares sold as part of the units in the initial public offering (whether they were purchased in the initial public offering or thereafter in the open market) (the “Public Shares”) for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering their Public Shares to Continental, THMA’s transfer agent, physically or electronically using The Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any stockholder who seeks to exercise their redemption rights will need to provide written demand by no later than November 26, 2021. In the event the Business Combination is not completed, any Public Shares with respect to which a stockholder has demanded redemption will be returned to the stockholder or to the stockholder’s account.

Will THMA be renamed following the consummation of the Merger?

Yes, following the consummation of the Merger, THMA will be renamed Pear Therapeutics, Inc. (the “Post-Combination Company”).

Why Did the Parties Enter into the Relevant Agreements?

As discussed in the Proxy Statement, in light of the ongoing market headwinds that have impacted transactions involving special purpose acquisition companies, representatives of THMA and Pear engaged in a limited number of confidential discussions with certain THMA stockholders and certain parties subscribing for THMA’s Class A Common Shares (the “Subscribers”) to explore ways to demonstrate additional support for the Merger and the Post-Combination Company.

From time to time after October 26, 2021 and prior to November 10, 2021, representatives of THMA and Pear conducted multiple discussions with respect to the risk that there could be a large number of redemptions of Public Shares. The representatives of THMA and representatives of Pear discussed how recent transactions involving special purpose acquisition companies had been impacted by high levels of redemptions and what steps parties to those other transactions had taken in response to high levels of redemptions. Among other potential avenues to mitigate the risk of high levels of redemptions, the representatives of THMA and Pear discussed the possibility of seeking financing from third parties, seeking additional financing from Subscribers and/or seeking additional financing from the Anchor Investor. During this time period, representatives of THMA also consulted with the proxy solicitor, Morrow Sodali, and THMA’s financial advisors regarding the likelihood of high levels of redemptions. Representatives of THMA and Pear also consulted with the parties’ respective legal advisors concerning the parties’ rights and obligations under the Business Combination Agreement with respect to the Minimum Cash Condition and certain other legal matters.

On November 10, 2021, representatives of the Anchor Investor indicated preliminarily during a call with representatives of THMA that the Anchor Investor may be willing to provide additional capital to the Post-Combination Company at Closing in exchange for (i) the removal of certain vesting requirements and the release at Closing of the Sponsor Earn Out Shares and (ii) Pear waiving the Minimum Cash Condition. The Anchor Investor indicated that any additional funding proposal would be subject to the approval of the Anchor Investor, the Sponsor and THMA as well as reaching agreement on certain terms.

On November 12, 2021, representatives of Pear communicated to representatives of the Anchor Investor that they would be amenable to obtaining additional funding from the Anchor Investor, subject to agreeing mutually acceptable terms and subject to the approval of Pear’s board of directors and certain Pear investors, and that representatives of Pear would send a nonbinding term sheet to reflect the proposed terms of the additional funding (the “Additional Funding Term Sheet”).

On November 12, 2021, the board of directors of THMA (the “THMA Board”) held a special meeting, which was also attended by representatives of THMA’s management and Sullivan & Cromwell. At such meeting, among other things, representatives of Sullivan & Cromwell presented updates on the solicitation of proxies in connection with the Special Meeting, and representatives of THMA’s management presented updates on the timing to close the Merger, their discussions with Pear and other potential funding sources, alternatives to the Additional Funding Arrangement and the current market headwinds impacting transactions involving special purpose acquisition companies. Representatives of THMA’s management informed the THMA Board that discussions with representatives of Pear, representatives of the Anchor Investor, and representatives of the Sponsor were ongoing. The THMA Board authorized THMA to continue exploring opportunities to secure additional funding to offset redemptions and satisfy the Minimum Cash Condition.

On November 13, 2021, Pear delivered the Additional Funding Term Sheet which reflected, among other things, (i) the Backstop of up to $50 million from the Anchor Investor, (ii) a schedule of cutbacks based on the amount in which the aggregate gross proceeds at closing exceeds $250 million, (iii) the ability to offer to the Subscribers an opportunity to invest in a pro rata portion of the Backstop, (iv) the removal of certain vesting requirements and the release at Closing of the Sponsor Earn Out Shares and (v) the waiver of the Minimum Cash Requirement (collectively, the “Additional Funding Arrangement”).

Over the course of November 13 and November 14, 2021, Sullivan and Cromwell and Goodwin Procter continued to exchange drafts of the Additional Funding Term Sheet, as well as the Definitive Agreements necessary to document the Additional Funding Term Sheet. The Definitive Agreements provided for the following: (i) waiver of the Minimum Cash Requirement, (ii) the Backstop and the removal of any optional element to the Backstop, and (iii) the removal of vesting conditions underlying the Sponsor Earn Out Shares and Sponsor Earn Out Warrants. The Definitive Agreements were in substantially negotiated and agreed form by the evening of November 14, 2021.

During the evening of November 14, 2021, the THMA Board held a special meeting, which was also attended by representatives of THMA’s management and Sullivan & Cromwell. At such meeting, among other things, representatives of THMA’s management presented the terms of the Additional Funding Term Sheet, the Definitive Agreements, an overview of the Sponsor economics and information concerning the value of Pear’s business. Independent directors of the THMA Board held an executive session to discuss, among other things, the Additional Funding Arrangement, its impact on stockholders and alternatives to the deal. The THMA Board did not receive a fairness opinion or external evaluation of the Pear business, but did receive an update on the Pear business and THMA’s valuation analysis. Following the discussions, the THMA Board, as well as the audit committee of the THMA Board (the “Audit Committee”), unanimously approved the Additional Funding Arrangement contemplated by the Definitive Agreements, and determined to continue to recommend to THMA’s stockholders the approval of the Business Combination Proposal as supplemented by the terms of the Additional Funding Arrangement.

Later in the evening on November 14, 2021, the parties entered into the Definitive Agreements. The next morning, THMA and Pear issued a press release announcing the Additional Funding Arrangement contemplated by the Definitive Agreements.

Why Did THMA’s Board Support the Additional Funding Arrangement?

The THMA Board, in evaluating the Additional Funding Arrangement, consulted with THMA’s management and legal advisors. In reaching its unanimous resolution (i) determining that the Definitive Agreements and the Additional Funding Arrangement contemplated thereby are advisable and in the best interests of THMA and its stockholders and (ii) continuing to recommend that that the THMA stockholders adopt the Business Combination Agreement and approve the Business Combination, as modified by the Additional Funding Arrangement, the THMA Board considered each of the applicable factors set forth in the section of the Proxy Statement titled “The Business Combination—Recommendation of the THMA Board of Directors and Reasons for the Business Combination”. In addition, the THMA Board also considered that the potential for a significant number of THMA’s Public Stockholders (as defined in the Proxy Statement) electing to redeem their Public Shares would pose a significant risk to the consummation of the Business Combination, Pear’s financial condition and business plan as well as available alternative options if THMA did not implement the Additional Funding Arrangement, including not consummating the Merger, and ultimately concluded that proceeding with the Additional Funding Arrangement was advisable and in the best interests of THMA and its stockholders. The Audit Committee, consisting entirely of independent directors of THMA, contemplated the various alternatives to the Additional Funding Arrangement and the matters discussed under the disclosure in this Form 8-K titled “How might THMA’s Directors or Officers Interests in the Additional Funding Arrangement Differ from the Interests of THMA Stockholders?” and determined that the Additional Funding Arrangement was in the best interests of THMA and its stockholders.

Does the Additional Funding Arrangement Require Additional Approvals?

The Definitive Agreements have been duly authorized by all necessary corporate (or other similar) actions on the parties thereto, but consummation of the Business Combination Transaction is still subject to the receipt of THMA Stockholder Approval. Holders of THMA Class A Common Shares are being asked to approve the Business Combination Agreement, as supplemented by the terms of the Definitive Agreements, and the transactions contemplated thereby, including the Business Combination and the terms of the Additional Funding Arrangement. No additional approval or consent by the Pear stockholders or regulatory approval is necessary for entry into or performance of the Definitive Agreements.

How do the Interests of Certain Related Parties Change under the Additional Funding Arrangement?

As consideration for the Anchor Investor committing to the Backstop, the Sponsor Earn Out Shares will no longer be subject to certain vesting requirements and will be released at Closing.

The following tables sets forth the implied ownership levels by and returns to holders of the Post- Combination Company’s securities (including our Sponsor, the Subscribers and the Anchor Investor) at various prices based on the assumptions described below in the Selected Unaudited Pro Forma Condensed Combined Financial Information and Other Data under the “No Redemption” and “Maximum Redemption” scenarios, subject to or as otherwise expressly provided below. The first table reflects a Max Redemption (as discussed further below) scenario. The second table reflects a scenario where no THMA Class A Common Shares are redeemed by Public Stockholders.

Assuming Maximum Redemptions

	(In millions, other than share price and percentages)
Share Price:	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00

Public Shares	—	—	—	—	—	—	—
Public Warrants	—	—	—	0.74	2.15	3.15	3.32
Founder Shares[1]	6.90	6.90	6.90	6.90	6.90	6.90	6.90
Private Placement Warrants[2]	—	—	—	0.40	1.17	1.72	1.81
Subscribers	17.50	17.50	17.50	17.50	17.50	17.50	17.50
Anchor Investor	7.22	7.22	7.22	7.22	7.22	7.22	7.22
Pear Equityholders Rollover Equity[3]	120.00	120.00	120.00	124.13	128.26	132.40	132.40

Post-Money Equity Value	$722	$1,083	$1,444	$1,871	$2,340	$2,829	$3,239

Implied Returns:
Illustrative Subscriber 1-Year Return (%)[4]	(50)%	(25)%	0%	25%	50%	75%	100%

Sponsor Gain ($)[1,2,6]	$27	$44	$61	$84	$114	$143	$167
Illustrative Sponsor 1-Year Return (%)[1,2,6]	359%	588%	818%	1114%	1510%	1906%	2217%
Aggregate Sponsor + Anchor Investor Gain ($)[1,2,6,7]	$(9)	$26	$61	$102	$150	$197	$239
Illustrative Aggregate Sponsor + Anchor Investor Gain 1-Year Return (%)[1,2,6,7]	(11)%	33%	77%	128%	188%	248%	300%

Implied Ownership:	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00

Public Stockholders[4]	—	—	—	0.5%	1.4%	2.0%	2.1%
Sponsor (not including the Anchor Investor)	4.8	4.8	4.8	4.9	5.2	5.3	5.4
Subscribers	12.1	12.1	12.1	11.7	11.2	10.8	10.8
Anchor Investor	5.0	5.0	5.0	4.8	4.6	4.5	4.5
Initial Stockholders	83.1	83.1	83.1	82.9	82.2	81.9	81.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Implied Dilution from Founder Shares and Private Placement Warrants	4.8%	4.8%	4.8%	4.9%	5.2%	5.3%	5.4%

The above table assumes 100% THMA redemptions. Warrant dilution calculated using Treasury Stock Method. Does not contemplate any incentive awards under the 2021 Plan or 2021 ESPP as the number of awards and terms of any such awards are not yet known.

(1) Reflects up-front THMA Class B Shares held by the Sponsor and THMA Board and Advisors.

(2) Reflects up-front Private Placement Warrants held by the Sponsor and THMA Board and Advisors.

(3) Subject to Trigger Event trading requirement; includes all THMA Class A Common Shares issuable to holders of Pear Common Shares and pursuant to the exercise of the Rollover Options.

(4) Assumes investor entry price of $10/share.

(5) Includes Public Common Shares and Public Warrants.

(6) Assumes at risk capital of $7.5 million.

(7) Assumes Subscriptions of $72 million and at risk capital of $7.5 million.

Assuming No Redemptions

	(In millions, other than share price and percentages)
Share Price:	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00

Public Shares	27.60	27.60	27.60	27.60	27.60	27.60	27.60
Public Warrants	—	—	—	0.74	2.15	3.15	3.32
Founder Shares[1]	6.90	6.90	6.90	6.90	6.90	6.90	6.90
Private Placement Warrants[2]	—	—	—	0.40	1.17	1.72	1.81
Subscribers	12.58	12.58	12.58	12.58	12.58	12.58	12.58
Anchor Investor	2.30	2.30	2.30	2.30	2.30	2.30	2.30
Pear Equityholders Rollover Equity[3]	120.00	120.00	120.00	124.13	128.26	132.40	132.40

Post-Money Equity Value	$835	$1,253	$1,671	$2,154	$2,680	$3,226	$3,692

Implied Returns:	—	—	—	—	—	—	—

Illustrative Subscriber 1-Year Return (%)[4,5]	(50)%	(25)%	0%	28%	62%	95%	124%

Sponsor Gain ($)[1,2,6]	$27	$44	$61	$84	$114	$143	$167
Illustrative Sponsor 1-Year Return (%)[1,2,6]	359%	588%	818%	1114%	1510%	1906%	2217%
Aggregate Sponsor + Anchor Investor Gain ($)[1,2,6,7]	$15	$38	$61	$89	$125	$161	$190
Illustrative Aggregate Sponsor + Anchor Investor Gain 1-Year Return (%)[1,2,6,7]	51%	126%	201%	293%	410%	526%	622%

Implied Ownership:	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00

Public Stockholders[5]	16.5%	16.5%	16.5%	16.4%	16.6%	16.7%	16.8%
Sponsor (not including the Anchor Investor)	4.1	4.1	4.1	4.2	4.5	4.7	4.7
Subscribers	7.5	7.5	7.5	7.3	7.0	6.8	6.8
Anchor Investor	1.4	1.4	1.4	1.3	1.3	1.2	1.2
Initial Stockholders	71.8	71.8	71.8	72.0	71.8	71.8	71.7

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Implied Dilution from Founder Shares and Private Placement Warrants	4.1%	4.1%	4.1%	4.2%	4.5%	4.7%	4.7%

Assumes no THMA redemptions. Warrant dilution calculated using Treasury Stock Method. Does not contemplate any incentive awards under the 2021 Plan or 2021 ESPP as the number of awards and terms of any such awards are not yet known.

(1) Reflects up-front THMA Class B Shares held by the Sponsor and THMA Board and Advisors.

(2) Reflects up-front Private Placement Warrants held by the Sponsor and THMA Board and Advisors.

(3) Subject to Triggering Event trading requirement; includes all THMA Class A Common Shares issuable to holders of Pear Common Shares and pursuant to the exercise of the Rollover Options.

(4) Assumes investor entry price of $10/share.

(5) Includes Public Common Shares and Public Warrants.

(6) Assumes at risk capital of $7.5 million.

(7) Assumes Subscriptions of $23 million and at risk capital of $7.5 million.

How might THMA’s Directors or Officers Interests in the Additional Funding Arrangement Differ from the Interests of THMA Stockholders?

In considering the recommendation of the THMA Board to vote in favor of Business Combination, as supplemented by the terms of the Additional Funding Arrangement, THMA stockholders should keep in mind that the Sponsor and THMA’s directors, Advisors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) those of THMA stockholders. In particular, as it relates to the Additional Funding Arrangement, THMA’s directors, Advisors, and officers have an interest in Closing the Business Combination because a number of shares and warrants owned by them are not redeemable and will be worthless in the event THMA ceases operations and liquidates. In addition, THMA’s Chief Executive Officer and director, Elon Boms, is a Managing Director of the Pritzker Vlock Family Office and a manager of the Anchor Investor. Our Chief Operating Officer and director, Steven Benson, is a Venture Partner with the Pritzker Vlock Family Office. Our Chief Financial Officer, Joseph Iannotta is the Controller of the Pritzker Vlock Family Office. An entity affiliated with the Pritzker Vlock Family Office holds an indirect economic interest in the Sponsor and the Anchor Investor. See the section of the Proxy Statement titled “Interests of THMA’s Directors and Officers in the Business Combination” for more information.

The following table sets forth the implied ownership levels of the Post-Combination Company based on the assumptions described below in the Selected Unaudited Pro Forma Condensed Combined Financial Information and Other Data under the “No Redemption” and “Maximum Redemption” scenarios.

	No Redemptions		Maximum Redemptions
Equity Capitalization Summary at Closing	Shares	%	Shares	%
THMA Public Stockholders	27,600,000	17%	—	—%
THMA Initial Stockholders (1)	6,900,000	4%	6,900,000	5%
Pear Equityholders (2)	113,040,552	71%	113,040,552	82%
Subscribers	10,280,000	7%	10,280,000	8%
Anchor Investors (3)	2,300,000	1%	7,220,000	5%

Total Shareholders	160,120,552	100%	137,440,552	100%

(1)	Includes shares held by LJ10 LLC (our Sponsor) and THMA’s directors and Advisors.
(2)

Total consideration to be issued to holders of Pear Common Shares, Pear Preferred Shares and Pear Vested In-the-Money Options is $1.2 billion or 120.0 million shares ($10 per share price). The total shares to be issued to Pear stockholders excludes 6,959,448 shares underlying Rollover Options, assuming such Rollover Options remain unexercised as of the Closing.

(3)

In the maximum redemption scenario, includes the 4,920,000 shares that the Anchor Investors will purchase in accordance with the Second Amendment Forward Purchase Agreement. The Anchor Investor is permitted to offer the Subscribers the opportunity to purchase up to 2,300,000 of the 7,220,000 shares, subject to cutback if the proceeds exceed $175.0 million, prior to expenses. To the extent Subscribers participate in the Amended Forward Purchase Agreement, they will receive as consideration a pro rata share of the Sponsor’s Earn-Out Shares and Warrants which are currently reflected in totality within the THMA Initial Stockholders line item above.

What will the Pro Forma Ownership of the Post-Combination Company be?

The following table sets forth the implied ownership levels of certain beneficial owners and management of THMA and the Post-Combination Company Common Stock based on the assumptions described below in the Selected Unaudited Pro Forma Condensed Combined Financial Information and Other Data under the “No Redemption” and “Maximum Redemption” scenarios but reflecting security ownership levels as of September 3, 2021 (the “Ownership Date”), which is the same basis of presentation as was used in the Proxy Statement and which differs from other tables presented herein.

	Pre-Business Combination		Post-Business Combination
					Assuming
	THMA Class A		Assuming No		Maximum
	Common Shares		Redemption		Redemptions
	Number of		Number of		Number of
Name and Address of Beneficial Owners (1)	Shares (2)%		Shares	%	Shares	%
Directors and Executive Officers of THMA
LJ10 LLC (our Sponsor) (3)	6,540,000	19.0%	6,540,000	4.1%	6,540,000	4.7%
Elon S. Boms (3)	—	—	—	—	—	—
Steven J. Benson (3)	—	—	—	—	—	—
Joseph Iannotta (3)	—	—	—	—	—	—
Michael J. Christenson (4)	60,000	*	60,000	*	60,000	*
Meghan M. Fitzgerald (4)	60,000	*	60,000	*	60,000	*
Henry S. Miller (4)	60,000	*	60,000	*	60,000	*
All directors and executive officers as a group (six individuals)	180,000	*	180,000	*	180,000	*
Directors and Executive Officers of the Post-Combination Company
Corey McCann, M.D., Ph.D (5)	—	—	10,874,334	6.7%	10,874,334	7.9%
Christopher D.T. Guiffre, J.D., M.B.A (6)	—	—	680,691	*	680,691	*
Erin K. Brenner (7)	—	—	199,319	*	199,319	*
Katherine Jeffery (8)	—	—	169,711	*	169,711	*
Yuri Maricich (9)	—	—	538,394	*	538,394	*
Ronan O’Brien (10)	—	—	333,876	*	333,876	*
Julia Strandberg (11)	—	—	385,008	*	385,008	*
Alison Bauerlein	—	—	—	—	—	—
Jorge Gomez	—	—	—	—	—	—
Zack Lynch (12)	—	—	10,840,192	6.7%	10,840,192	7.8%
Kirthiga Reddy	—	—	—	—	—	—
Nancy Schlichting	—	—	—	—	—	—
Andrew Schwab (13)	—	—	18,707,231	11.6%	18,707,231	13.5%
All directors and executive officers as a group (13 individuals)	—	—	42,728,756	26.1%	42,728,756	30.4%
Five Percent Holders
KLP SPAC 1 LLC (the Anchor Investor)(14)	—	—	2,300,000	1.4%	7,220,000	5.2%
TLS Beta Pte. Ltd. (15)	—	—	26,905,529	16.7%	26,905,529	19.4%
5AM Ventures IV, L.P. and affiliated funds (16)	—	—	18,707,231	11.6%	18,707,231	13.5%
SVF II AIV (DE) LLC (17)	—	—	12,147,569	7.5%	12,147,569	8.8%
Arboretum Ventures IV, L.P. (18)	—	—	10,903,467	6.8%	10,903,467	7.9%
JAZZ Human Performance Technology Fund, L.P. and affiliated funds (19)	—	—	10,810,624	6.7%	10,810,624	7.8%

*	Less than one Percent.

(1)

Unless otherwise noted, the business address of each of the directors and executive officers of THMA is c/o Thimble Point Acquisition Corp., 195 Church Street, 15th Floor, New Haven, Connecticut 06510. Unless otherwise noted, the business address of each of the directors and executive officers of the Post-Combination Company is c/o Pear Holdings Corp., 200 State Street, Boston, Massachusetts 02109.

(2)

Percentage shown calculated using THMA Class A Common Shares and THMA Class B Common Shares on an as converted basis. Such THMA Class B Common Shares will automatically convert into Class A Stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis.

(3)

LJ10 LLC, THMA’s Sponsor, is the record holder of the shares reported herein. Elon S. Boms and two other managers are the three managers of the Sponsor’s board of managers. Any action by the Sponsor with respect to THMA or the THMA Class B Common Shares, including voting and dispositive decisions, requires at least a majority vote of the managers of the board of managers. Under the so-called “rule of three”, because voting and dispositive decisions are made by a majority of the managers, none of the named managers is deemed to be a beneficial owner of securities held by the Sponsor, even those in which such manager may hold a pecuniary interest. Accordingly, none of the managers on the Sponsor’s board of managers is deemed to have or share beneficial ownership of the Founder Shares held by our sponsor.

(4)

Consists of 50,000 THMA Class B Common Shares transferred to each of the independent directors of THMA in January 2021 by the Sponsor, which were then subject to a 1.2-for-1 forward stock split of the THMA Class B Common Shares effected by THMA on February 2, 2021.

(5)	Consists of 10,874,334 THMA Class A Common Shares.

(6)	Consists of options to purchase up to 680,691 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.

(7)	Consists of options to purchase up to 199,319 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.

(8)	Consists of options to purchase up to 169,711 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.

(9)	Consists of 73,922 THMA Class A Common Shares and options to purchase up to 464,472 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.

(10)	Consists of options to purchase up to 333,876 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.

(11)	Consists of options to purchase up to 385,008 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.

(12)

Consists of 10,810,624 THMA Class A Common Shares identified in footnote 18 over which Mr. Lynch may be deemed to beneficially own and options to purchase up to 29,568 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date. Mr. Lynch disclaims beneficial ownership of the shares identified in footnote 18 except to the extent of his pecuniary interest therein.

(13)

Consists of 18,707,231 THMA Class A Common Shares identified in footnote 15 over which Mr. Schwab may be deemed to beneficially own. Mr. Schwab disclaims beneficial ownership of the shares identified in footnote 15 except to the extent of his pecuniary interest therein.

(14)	Consists of 7,220,000 THMA Class A Common Shares the Anchor Investor will purchase under the Second Amendment to the Forward Purchase Agreement in a Maximum Redemption scenario.

(15)

Consists of 26,905,529 THMA Class A Common Shares held by TLS Beta Pte. Ltd. TLS Beta Pte. Ltd. is ultimately owned by Temasek Holdings Private Limited, which in turn is wholly-owned by the Singapore Minister of Finance (Incorporated). The address of TLS Beta Pte. Ltd. is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore.

(16)

Consists of 14,708,613 THMA Class A Common Shares held by 5AM Ventures IV, L.P. (“Ventures IV”), as to which Ventures IV has shared voting and dispositive power, 612,859 THMA Class A Common Shares held by 5AM Co-Investors IV, L.P. (“Co-Investors IV”), as to which Co-Investors IV has shared voting and dispositive power and 3,385,759 THMA Class A Common Shares held by 5AM Opportunities I, L.P. (“Opportunities I”), as to which Opportunities I has shared voting and dispositive power. 5AM Partners IV, LLC (“Partners IV”) is the sole general partner of Ventures IV and Co-Investors IV. Dr. John Diekman, Andrew Schwab and Dr. Scott M. Rocklage, are the managing members of Partners IV and, along with Partners IV, have shared voting and investment power over the shares beneficially owned by Ventures IV and Co-Investors IV. Andrew Schwab, one of our directors, is an affiliate of Ventures IV. Each of Partners IV, Dr. Diekman, Mr. Schwab and Dr. Rocklage disclaim beneficial ownership of such shares except to the extent of its or their recurring interest therein. 5AM Opportunities I (GP), LLC is the general partner of Opportunities I and may be deemed to have sole investment and voting power over the shares held by Opportunities I. Andrew Schwab and Dr. Kush Parmar are the managing members of 5AM Opportunities I (GP), LLC, and may be deemed to share voting and dispositive power over the shares held by Opportunities I. The address of all entities affiliated with 5AM Ventures is 501 2nd Street, Suite 350, San Francisco, CA 94107.

(17)

Consists of 12,147,569 THMA Class A Common Shares held by SVF II AIV (DE) LLC (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SoftBank Vision Fund II in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SoftBank Vision Fund II, SBIA UK is exclusively responsible for making all final decisions related to the acquisition, structuring, financing, voting and disposal of SoftBank Vision Fund II’s investments, including as held by SVF. The address for SVF is c/o SB Investment Advisers (US) Inc., 1 Circle Star Way, 2F, San Carlos, CA 94070.

(18)

Consists of 10,903,467 THMA Class A Common Shares held by Arboretum Ventures IV, L.P. (“AV IV”). Arboretum Investment Manager IV, LLC (“AIM IV”) is the general partner of AV IV. Jan L. Garfinkle, Timothy B. Petersen and Paul McCreadie are the managing members of AIM IV and share voting and dispositive power with respect to the shares held by AV IV. Ms. Garfinkle and Messrs. Petersen and McCreadie disclaim beneficial ownership of the shares held by AV IV, except to the extent of their pecuniary interest therein. The address of the principal place of business of each of these entities and individuals is 303 Detroit Street, Suite 301, Ann Arbor, Michigan 48104.

(19)

Consists of 9,721,269 THMA Class A Common Shares held by JAZZ Human Performance Technology Fund, L.P. (“Jazz Technology”) and 1,089,355 THMA Class A Common Shares held by JAZZ Human Performance Opportunity Fund, L.P (“Jazz Opportunity”). Jazz Human Performance Technology GP, LLC (“Jazz Technology GP”) is the general partner of Jazz Technology. Andrew Firlik, John Harris, Zack Lynch and John Spinale are the managing members of Jazz Technology GP and share voting and dispositive power with respect to the shares held by Jazz Technology. Each of Messrs. Firlik, Harris, Lynch and Spinale disclaim beneficial ownership of the shares held by Jazz Technology, except to the extent of their pecuniary interest therein. JAZZ Human Performance Opportunity GP, LLC (“Jazz Opportunity GP”) is the general partner of Jazz Opportunity. Andrew Firlik, John Harris, Zack Lynch and John Spinale are the managing directors of Jazz Opportunity GP and share voting and dispositive power with respect to the shares held by Jazz Opportunity. Each of Messrs. Firlik, Harris, Lynch and Spinale disclaim beneficial ownership of the shares held by Jazz Opportunity, except to the extent of their pecuniary interest therein. Mr. Lynch, one of our directors, is an affiliate of Jazz Technology and Jazz Opportunity. The address of the principal place of business of each of these entities and individuals is 548 Market Street, #27799, San Francisco, CA 94104.

What are the impacts of removing the Minimum Cash Condition on Pear?

Upon consummation of the Business Combination, the most significant change in Pear’s future reported financial position and results is expected to be an estimated increase in cash (as compared to Pear’s balance sheet at June 30, 2021) of approximately $137.7 million under the maximum redemption scenario, or $364.5 million under the no redemption scenario. This reflects a decrease from the estimated increase in cash (as compared to Pear’s balance sheet at June 30, 2021) of approximately $45.6 million under the maximum redemption scenario as a result of the waiver of the Minimum Cash Condition. Cash on hand after giving effect to the Merger will be used for general corporate purposes, including further commercialization of our existing products and advancement of our product development efforts. Pear does not expect this change in Pear’s future reported financial position and results to materially impact Pear’s business plans.

How does the Additional Funding Arrangement impact the Unaudited Pro Forma Condensed Combined Financial Information?

The following set forth the Unaudited Pro Forma Condensed Combined Financials in light of the Relevant Agreements.

Selected Unaudited Pro Forma

Condensed Combined Financial Information and Other Data

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021, combine the historical balance sheets of THMA and Pear on a pro forma basis as if the consummation of the Merger, the PIPE Transaction (as defined below), the Existing Sponsor Support Agreement, as amended by the Amendment to the Sponsor Support Agreement, the Existing Forward Purchase Agreement, as amended by the Second Amendment to the Forward Purchase Agreement and the Letter Agreement (collectively, the “Transactions”) had been consummated on June 30, 2021. As used herein, “PIPE Transaction” is defined as the purchases and sales pursuant to the subscription agreements THMA entered into with certain parties subscribing for THMA Class A Common Shares (the “Subscribers”), pursuant to which the Subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, an aggregate of 10,280,000 THMA Class A Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $102,800,000. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021, and year ended December 31, 2020, combine the historical statements of operations of THMA and Pear on a pro forma basis as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” which is herein referred to as Article 11. In accordance with Article 11, the historical financial statements may be adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to provide for “Transaction Accounting Adjustments” reflecting only the application of required accounting for the Transactions. The unaudited pro forma condensed combined financial information does not reflect any Management Adjustments (as defined under Release No. 33-10786).

In the opinion of management, all adjustments necessary to reflect the effects of the Transactions have been included in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations and the selected financial and other data are primarily based on, and should be read in conjunction with, THMA unaudited financial statements and accompanying notes included in THMA’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, and THMA Form S-4 declared effective on October 26, 2021.

The unaudited pro forma combined financial information does not necessarily reflect what the Post- Combination Company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•	No Redemption: This scenario assumes that no THMA Class A Common Shares are redeemed by Public Stockholders; and

•

Maximum Redemption: This scenario assumes that 27,600,000 THMA Class A Common Shares are redeemed for an aggregate payment of approximately $276.0 million (based on an estimated per share redemption price of approximately $10.00 per share) from the Trust Account, which will result in a minimum of $175.0 million in gross cash proceeds assuming the funding of the PIPE Transaction and Backstop. This $175.0 million includes the sum of all cash contained in the Trust Account, all other cash and cash equivalents of THMA, and cash received in connection with the PIPE Transaction, the Second Amendment to the Forward Purchase Agreement, Amendment to the Sponsor Support Agreement, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Public Shares, less the repayment of the $1.0 million THMA’s Promissory note - related party. Pursuant to the Waiver Letter, Pear and each party to the Business Combination Agreement agreed to waive the Minimum Cash Condition in connection with the Merger. Therefore, the number of shares redeemed under the Maximum Redemption scenario reflects the redemptions of all the outstanding shares of THMA.

The unaudited pro forma condensed combined financial information has been adjusted to give pro forma effect to the following transactions which will occur pursuant to or concurrently with the Merger (except as otherwise specified below):

•	The Merger in accordance with the Business Combination Agreement, including:

(i)

Each Pear Common Share issued and outstanding as of immediately prior to the Effective Time (excluding shares owned by Pear as treasury stock or dissenting shares) will be cancelled and converted into (x) the right to receive the Per Share Upfront Consideration and (y) the contingent right to receive Earn Out Shares as set forth in a Consideration Schedule. The “Per Share Upfront Consideration” is equal to such number of THMA Class A Common Shares equal to (i) $1,200,000,000 divided by $10.00 divided by (ii) the total number of Pear Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Pear Common Share basis (including any Pear Common Shares underlying Pear Vested In-the-Money Options (on a net exercise basis) or Pear Preferred Shares).

(ii)

Each Pear Preferred Share issued and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive Per Share Consideration in respect of such number of Pear Common Shares as set forth on a Consideration Schedule.

(iii)

Each Pear In-the-Money Option will be converted into an option to purchase a number of THMA Class A Common Shares as set forth on the Consideration Schedule at an exercise price as set forth on such Consideration Schedule.

(iv)

Each Pear Warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of THMA Class A Common Shares in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. The holders of all Pear Warrants that are currently outstanding have entered into agreements that require the automatic exercise of such Pear Warrants such that no Pear Warrants will be outstanding as of immediately prior to the Effective Time and as such no Pear Warrants will be converted into warrants to acquire THMA Class A Common Shares. Subject to certain exceptions, the terms and conditions of the Assumed Warrant will be the same terms and conditions as were applicable to the Pear Warrant immediately prior to the Effective Time.

•	Pursuant to THMA’s Current Charter, each THMA Class B Common Share that is issued and outstanding immediately prior to the Merger will be converted into one THMA Class A Common Share.

•

Subject to certain exceptions, during the Earn Out Period, THMA will issue to holders of Pear Common Shares and holders of Pear Preferred Shares as of immediately prior to the Effective time up to 12,394,625 additional THMA Class A Common Shares in the aggregate (the “Pear Stockholder Earn Out Shares”) in three equal tranches of 4,131,875 Pear Stockholder Earn Out Shares, respectively, upon THMA achieving $12.50, $15.00 or $17.50, respectively, as its volume-weighted average price per share for any 20 trading days within a 30 consecutive trading day period (as adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or the like).

•

Substantially concurrently with the consummation of the Merger, in the PIPE Transaction pursuant to the Subscription Agreements, THMA will issue and sell 10,280,000 THMA Class A Common Shares for a purchase price of $10.00 per share and an aggregate purchase price of $102.8 million.

•

Substantially concurrently with the consummation of the Merger, pursuant to the Second Amendment to the Forward Purchase Agreement, THMA will issue and sell to the Anchor Investor up to 7,220,000 THMA Class A Common Shares (“Forward Purchase Shares”) equal to a purchase price of $10.00 per share.

•

For each dollar that the Aggregate Gross Proceeds exceed $250.0 million, the number of Forward Purchase Shares that the Anchor Investor shall purchase from the Company pursuant to clause (B) of Section 1(a)(i) of the Second Amendment to the Forward Purchase Agreement shall be decreased by 0.06 shares (such reduction, the “Cutback”). The Anchor Investor is permitted to offer the Subscribers the opportunity to purchase up to 2,300,000 of the 7,220,000 shares, subject to cutback if the proceeds exceed $175.0 million, prior to expenses.

•

As consideration for the Sponsor’s purchase of additional shares and pursuant to the Amended Sponsor Support Agreement, the Sponsor Earn Out Shares and Sponsor Earn Out Warrants shall no longer be subject to vesting conditions. To the extent Subscribers participate in the Second Amendment to the Forward Purchase Agreement, they will receive as consideration a pro rata share of the Sponsor Earn Out Shares and Sponsor Earn Out Warrants which are currently reflected in totality within the THMA Initial Stockholders line item above.

•

Concurrently with the consummation of the Merger, the outstanding warrants to purchase 1,012,672 Pear Series D-1 Preferred Shares held by Perceptive Credit Holdings III, LP (“Perceptive”) will be exercised.

•

Concurrently with the consummation of the Merger, the outstanding warrants to purchase 32,711 Pear Series A Preferred Shares and 81,322 Pear Common Shares held by Silicon Valley Bank will be exercised.

Description of the Minimum and Maximum Allowable Redemptions Scenarios

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

	Minimum and
	Maximum Redemption
	Purchase
(in thousands, except share and per share amounts)	Price	Shares Issued
Share consideration to Pear at Closing (1)(2)(3)	$1,200,000	120,000,000

(1)	The value of the THMA Class A Common Shares issued to Pear included in the consideration is reflected at $10 per share as defined in the Business Combination Agreement.

(2)

The total 120.0 million THMA Class A Common Shares include 113,040,552 THMA Class A Common Shares to be issued at the Closing upon the conversion of the issued and outstanding Pear Common Shares and Pear Preferred Shares and 6,959,448 THMA Class A Common Shares underlying vested Rollover Options granted upon the conversion of Pear Vested In-the-Money Options.

(3)	The total 120.0 million THMA Class A Common Shares exclude up to 12,394,625 additional Pear Stockholder Earn Out Shares.

Pursuant to THMA’s Current Charter, Public Stockholders will be provided the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account.

Assumptions and estimates underlying the Transaction Accounting Adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Post-Combination Company following the completion of the Transactions. The Transaction Accounting Adjustments unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

Thimble Point Acquisition Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

	As of June 30, 2021		As of June 30, 2021
	Historical		Assuming No Redemption			Assuming Maximum Redemption
	U.S. GAAP					Transaction
						Accounting
		Thimble	Transaction			Adjustments
	Pear	Point	Accounting		Pro Forma	(Assuming Maximum		Pro Forma
	Therapeutics,	Acquisition	Adjustments		Condensed	Redemption)		Condensed
(dollars in thousands)	Inc.	Corp.	(Note 3)		Combined	(Note 3)		Combined
ASSETS
Current assets
Cash and cash equivalents	$92,219	$1,346	$276,020	3a	$456,693	$(276,020)	3k	$229,873
			(32,704)	3b		49,200	3l
			97,800	3c
			23,000	3d
			(988)	3e
Short-term investments	6,516	—	—		6,516	—		6,516
Accounts receivable	158	—	—		158	—		158
Prepaid expenses and other current assets	1,810	416	—		2,226	—		2,226

Total current assets	100,703	1,762	363,128		465,593	(226,820)		238,773
Property and equipment, net	5,204	—	—		5,204	—		5,204
Restricted cash	1,161	—	—		1,161	—		1,161
Deferred offering costs	3,503	—	(3,503)	3b	—	—		—
Other long-term assets	792	—	—		792	—		792
Marketable securities held in Trust Account	—	276,020	(276,020)	3a	—	—		—
TOTAL ASSETS	$111,363	$277,782	$83,605		$472,750	$(226,820)		$245,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,452	$—	$—		$2,452	$—		$2,452
Accrued expenses and other current liabilities	12,483	1,565	(4,050)	3b	9,998	—		9,998
Deferred revenues	1,306	—	—		1,306	—		1,306
Debt	26,654	—	—		26,654	—		26,654
Promissory note - related party		988	(988)	3e	—	—		—

Total current liabilities	42,895	2,553	(5,038)		40,410	—		40,410
Embedded debt derivative	675	—	—		675	—		675
Warrant liabilities	8,047	21,036	(7,727)	3f	21,036	—		21,036
			(320)	3g
Earn out liabilities	—	—	104,498	3h	104,498	—		104,498
Other long-term liabilities	1,549	—	—		1,549	—		1,549
Deferred underwriting fee payable	—	9,660	(9,660)	3b	—	—		—

Total Liabilities	53,166	33,249	81,753		168,168	—		168,168

Convertible preferred stock	291,392	—	(291,392)	3i	—	—		—
Class A common stock subject to possible redemption, 27,600,000 shares as of June 30, 2021 at redemption value	—	276,000	(276,000)	3i	—	—		—
Stockholders’ equity (deficit)
Common stock	1	—	1	3c	15	(3)	3k	14
			—	3d		2	3l
			—	3f
			0	3g
			13	3i
Class B common stock $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of June 30, 2021	—	1	(1)	3i	—			—
Additional paid-in capital	2,238	—	(21,253)	3b	541,245	(276,017)	3k	314,426
			97,799	3c		49,198	3l
			23,000	3d
			7,727	3f
			320	3g
			(104,498)	3h
			567,380	3i
			(31,468)	3j
Accumulated deficit	(235,435)	(31,468)	31,468	3j	(236,679)	—		(236,679)
			(1,244)	3b
Accumulated other comprehensive income	1	—	—		1	—		1

Total stockholders’ (deficit) equity	(233,195)	(31,467)	569,244		304,582	(226,820)		77,762

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$111,363	$277,782	$83,605		$472,750	$(226,820)		$245,930

Thimble Point Acquisition Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Six Months Ended June 30, 2021

	Six Months Ended June 30, 2021				Six Months Ended June 30, 2021
						Additional
						Transaction
					Pro Forma	Accounting		Pro Forma
					Condensed	Adjustments		Condensed
			Transaction		Combined	(Assuming		Combined
	Pear		Accounting		(Assuming	Maximum		(Assuming
	Therapeutics,	Thimble Point	Adjustments		No	Redemption)		Maximum
	Inc.	Acquisition Corp.	(Note 3)		Redemption)	(Note 3)		Redemption)
Revenue
Product revenue	$1,347	$—	$—		$1,347	$—		$1,347
Collaboration and license revenue	230	—	—		230	—		230

Total revenue	1,577	—	—		1,577	—		1,577
Cost and operating expenses:
Cost of product revenue	1,465	—	—		1,465	—		1,465
Research and development	15,367	—	—		15,367	—		15,367
Selling, general and administrative	27,909	—	—		27,909	—		27,909
Operating and formation costs	—	2,975	(50)	3m	2,925	—		2,925

Total cost and operating expenses	44,741	2,975	(50)		47,666	—		47,666

Loss from operations:	(43,164)	(2,975)	50		(46,089)	—		(46,089)
Other income (expense), net
Interest and other (expense) income, net	(2,044)	16	(16)	3n	(2,044)	—		(2,044)
Change in fair value of warrants	(5,397)	(4,406)	—		(9,803)	—		(9,803)
Loss on issuance of convertible preferred stock	(2,053)	—	—		(2,053)	—		(2,053)
Change in fair value of promissory note	—	12	—		12	—		12
Unrealized gain on marketable securities held in
Trust Account	—	5	(5)	3o	—	—		—

Total other (expense) income, net	(9,494)	(4,373)	(21)		(13,888)	—		(13,888)

Net (loss) income	$(52,658)	$(7,348)	$29		$(59,977)	$—		$(59,977)

Unrealized gain (loss) on short-term investments	$1	—	—		1	—		1

Comprehensive loss	$(52,657)	$(7,348)	$29		$(59,976)	$—		$(59,976)

Net loss per share
Weighted average Class A common shares outstanding					160,120,552	(22,680,000)	3l	137,440,552
Loss per share (basic and diluted) attributable to Class A common stockholders					$(0.37)	$0.00		$(0.44)

Thimble Point Acquisition Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2020

	Year ended December 31, 2020				Year ended December 31, 2020
						Transaction
						Accounting		Pro Forma
					Pro Forma	Adjustments		Condensed
		Thimble	Transaction		Condensed	(Assuming		Combined
	Pear	Point	Accounting		Combined	Maximum		(Assuming
	Therapeutics,	Acquisition	Adjustments		(Assuming No	Redemption)		Maximum
	Inc.	Corp.	(Note 3)		Redemption)	(Note 3)		Redemption)
Revenue
Product revenue	$149	$—	$—		$149	$—		$149
Collaboration and license revenue	9,235	—	—		9,235	—		9,235

Total revenue	9,384	—	—		9,384	—		9,384
Cost and operating expenses:
Cost of product revenue	1,718	—	—		1,718	—		1,718
Research and development	28,084	—	—		28,084	—		28,084
Selling, general and administrative	56,226	—	1,244	3p	57,470	—		57,470
Operating and formation costs	—	2	6,964	3q	6,966	—		6,966

Total cost and operating expenses	86,028	2	8,208		94,238	—		94,238

Loss from operations:	(76,644)	(2)	(8,208)		(84,854)	—		(84,854)
Other income (expense), net
Interest and other (expense) income, net	(2,561)	—	—		(2,561)	—		(2,561)
Loss on issuance of convertible preferred stock	(16,819)	—	—		(16,819)	—		(16,819)
Loss on extinguishment of debt	(998)	—	—		(998)	—		(998)

Total other (expense) income, net	(20,378)	—	—		(20,378)	—		(20,378)

Net loss	$(97,022)	$(2)	$(8,208)		$(105,232)	$—		$(105,232)

Unrealized loss on short-term investments	(29)	—	—		(29)	—		(29)

Comprehensive loss	$(97,051)	$(2)	$(8,208)		$(105,261)	$—		$(105,261)

Net Loss	(97,022)	(2)	(8,208)		(105,232)	—		(105,232)
Loss on repurchase of convertible preferred stock	(11,053)	—	—		(11,053)	—		(11,053)

Net loss attributable to common stockholders	$(108,075)	$(2)	$(8,208)		$(116,285)	$—		$(116,285)

Net loss per share
Weighted average Class A common shares outstanding					160,120,552	(22,680,000)	3l	137,440,552
Loss per share (basic and diluted) attributable to Class A common stockholders					$(0.66)	$—		$(0.77)

Thimble Point Acquisition Corp.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Accordingly, for accounting purposes, the Merger is treated as the equivalent of Pear issuing shares for the net assets of THMA accompanied by a recapitalization. The net assets of THMA are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Transactions as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, and the year ended December 31, 2020, gives pro forma effect to the Merger as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 have been prepared using, and should be read in conjunction with, the following:

•

THMA’s unaudited condensed balance sheet as of June 30, 2021 and unaudited condensed statement of operations for the six months ended June 30, 2021 and the related notes, which are included in the proxy statement/prospectus as filed October 26, 2021; and

•

Pear’s unaudited condensed balance sheet as of June 30, 2021 and unaudited condensed statement of operations for the six months ended June 30, 2021 and the related notes, which are included in the proxy statement/prospectus as filed October 26, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	THMA’s audited statement of operations for the year ended December 31, 2020 and the related notes, which are included in the proxy statement/prospectus as filed October 26, 2021; and

•	Pear’s audited statement of operations for the year ended December 31, 2020 and the related notes, which are included in the proxy statement/prospectus as filed October 26, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Merger and as such the financial information does not reflect any Management Adjustments (as defined under Release No. 33-10786).

The pro forma adjustments reflecting the consummation of the Merger are based on currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2. Accounting Policies

In the preparation of this unaudited pro forma condensed combined financial information, no reclassifications were determined to be necessary to align THMA and Pear’s financial statement presentations. Management will perform a comprehensive review of THMA and Pear accounting policies upon the completion of the Merger. As a result of the review management may identify differences between the accounting policies of the entities, which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management has not identified any differences between THMA and Pear that would have a material impact on the unaudited pro forma condensed combined financial information.

There were no intercompany transactions between THMA and Pear that require adjustments to the unaudited pro forma condensed combined financial information for any of the periods presented.

Note 3. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and has been prepared for informational purposes only. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. THMA has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. THMA and Pear have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

a.	Reflects the reclassification from Marketable securities held in Trust Account to Cash and cash equivalents that becomes available to fund the Merger.

b.

Reflects the settlement of preliminary estimated transaction costs of Pear of $15.5 million and THMA of $7.0 million totaling approximately $22.5 million for which $3.5 million of Pear costs have been prepaid and recognized in the historical financial statements and $1.5 million of THMA costs have been accrued and recognized in the historical financial statements and $2.6 million of Pear costs have been accrued and recognized to date. The remaining costs have not yet been recognized in the historical financial statements but have been incurred or are expected to be incurred in connection with the Merger. Transaction costs include legal, financial advisory and other professional fees related to the Merger. In connection with the reverse recapitalization treatment, Pear’s transaction costs are recorded as reductions to additional paid-in capital.

THMA’s transaction costs are recorded through the income statement and would be treated as a reduction to accumulated deficit, however, as THMA’s accumulated deficit is reclassified to additional paid-in capital in connection with the Merger, this adjustment reflects the recording of the transaction costs directly to additional paid-in capital.

This adjustment also reflects the payment of $9.7 million of deferred underwriting fee payable accrued on THMA’s balance sheet.

The Company has allocated $1.2 million of transaction costs to the liability classified Stockholder Earn Out Shares based on the relative fair value of these instruments as compared to the total Merger consideration. The portion of transaction costs allocated to the Stockholder Earn Out Shares is reflected as a reduction to cash and retained earnings. These costs are determined to relate to future share issuances and not to the initial recapitalization and therefore they are expensed at the Closing.

c.

Reflects net proceeds of $97.8 million ($102.8 million gross less $5.0 million in fees) from the issuance and sale of 10,280,000 THMA Class A Common Shares at $10.00 per share in connection with the PIPE Transaction pursuant to the Subscription Agreements.

d.

Reflects the cash proceeds of $23.0 million from the issuance and sale of 2,300,000 THMA Class A Common Shares at $10.00 per share in connection with the Second Amendment to the Forward Purchase Agreement. The Class A common Shares are recorded at their par value and balance is recorded as additional paid-in capital related. The No Redemption scenario does not include the $49.2 million from the issuance and sale of 4,920,000 THMA Class A Common Shares at $10.0 per share to the Anchor Investor in connection with the Second Amendment to the Forward Purchase Agreement due to the Aggregate Gross Proceeds exceeding $250 million, thus the number of Forward Purchase Shares that the Anchor Investor shall purchase from the Company pursuant to clause (B) of Section 1(a)(i) of the Second Amendment to the Forward Purchase Agreement shall be decreased by 0.06 shares (such reduction, the “Cutback”) resulting in no additional shares being sold.

e.	Reflects the cash payment of THMA’s Promissory note – related party at the Closing. The note was entered into with THMA’s Sponsor in a principal amount of $1.0 million.

f.

Reflects the cashless exercise of warrants to purchase 1,012,672 Pear Series D-1 Preferred Shares held by Perceptive, pursuant to which Perceptive will obtain 447,340 Pear Series D-1 Preferred Shares following the withholding of such number of shares as to cover the exercise price. This adjustment removes the carrying value of the warrant liability related to the warrants to purchase Pear Series D-1 Preferred Shares on Pear’s books and recognizes the par value and additional paid-in capital of the net shares issued on exercise. As all Pear Preferred Shares will be converted into THMA Class A Common Shares in connection with the Merger, this adjustment reflects the conversion of such warrants to purchase Pear Series D-1 Preferred Shares directly into THMA Class A Common Shares.

g.

Reflects the cashless exercise of warrants to purchase 32,711 Pear Series A Preferred Shares and 81,322 Pear Common Shares held by Silicon Valley Bank, pursuant to which Silicon Valley Bank will obtain 30,675 Pear Series A Preferred Shares and 73,554 Pear Common Shares following the withholding of such number of shares as to cover the exercise price. This adjustment removes the carrying value of the warrant liability related to the warrants to purchase Pear Series A Preferred Shares on Pear’s books and recognizes the par value and additional paid-in capital of the net shares issued on exercise. As all Pear Preferred Shares and Pear Common Shares will be converted into THMA Class A Common Shares in connection with the Merger, this adjustment reflects the conversion of such warrants to purchase Pear Series A Preferred Shares and Pear Common Shares directly into THMA Class A Common Shares.

h.

Reflects the fair value of the Pear Stockholder Earn Out Shares contingently issuable to eligible Pear stockholders. The fair value was determined based on information available as of the date of the unaudited pro forma condensed combined financial information. Refer to Note 5 for more information.

i.

Reflects the recapitalization of Pear’s equity and issuance of 120,000,000 THMA Class A Common Shares at $0.0001 par value as consideration for the reverse recapitalization. Total consideration to be issued to Pear equityholders is $1,200.0 million or 120,000,000 shares ($10 per share price). The total 120,000,000 consideration shares include 113,040,552 shares to be issued for all issued and outstanding Pear Common Shares and Pear Preferred Shares and 6,959,448 shares underlying Pear Vested In-the-Money Options, which are excluded from the pro forma balance sheet adjustment assuming such Pear Vested In-the-Money Options will remain unexercised at the Closing. Additionally, in connection with the reverse recapitalization, the Public Shares subject to redemption by Public Stockholders totaling $276.0 million would be transferred to permanent equity and all THMA Class B Common Shares will be converted into THMA Class A Common Shares.

j.	Reflects the elimination of historical retained earnings of THMA.

k.

In the case of the financial information under the heading “Assuming Maximum Redemption,” reflects the maximum redemptions scenario, in which 27,600,000 THMA Class A Common Shares subject to redemption by Public Stockholders are redeemed for an aggregate payment of approximately $276.0 million (based on the estimated per share redemption price of approximately $10.00 per share).

l.

Reflects cash proceeds of $49.2 million and the additional paid-in capital and par value from the issuance and sale of 4,920,000 THMA Class A Common Shares at $10.0 per share in connection with the Second Amendment to the Forward Purchase Agreement.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 are as follows:

m.	Reflects the elimination of the THMA’s administrative service fee paid to the Sponsor that will cease upon the closing of the Merger.

n.

Reflects the elimination of interest income and unrealized gain on investments related to the investments held in the Trust Account of THMA that would not be earned if the Merger were consummated on January 1, 2020.

o.

Represents the weighted average shares outstanding due to the issuance of THMA Class A Common Shares (and redemptions of Public Shares in the maximum redemption scenario) in connection with the Merger.

The pro forma adjustments in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:

p.

Reflects $1.2 million of transaction costs related to the liability classified Stockholder Earn Out Shares based on the relative fair value of these instruments as compared to the total Merger consideration. These costs are determined to relate to future share issuances and not to the initial recapitalization and therefore they are expensed at the Closing.

q.	Reflects THMA’s transaction costs which have not yet been recorded in THMA’s historical financial statements.

Note 4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2020. As the Merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented.

	Year Ended		Six Months Ended
	December 31, 2020		June 30, 2021
		Assuming		Assuming
	Assuming No	Maximum	Assuming No	Maximum
(dollars in thousands, except per share data)	Redemptions	Redemptions	Redemptions	Redemptions
Pro forma net loss	$(105,232)	$(105,232)	$(59,977)	$(59,977)
Pro Forma weighted average shares calculation, basic and diluted Public Shares and Founder Shares	34,500,000	34,500,000	34,500,000	34,500,000
Shares issued in Merger (1)	113,040,552	113,040,552	113,040,552	113,040,552
PIPE Shares	10,280,000	10,280,000	10,280,000	10,280,000
Forward Purchase Shares (2)	2,300,000	7,220,000	2,300,000	7,220,000
Redemptions	—	(27,600,000)	—	(27,600,00)

Pro forma weighted average shares outstanding—basic and diluted (3)	160,120,552	137,440,552	160,120,552	137,440,552

Loss per share (basic and diluted) attributable to Class A common stockholders	$(0.66)	$(0.77)	$(0.37)	$(0.44)

(1)

Excludes 6,959,448 THMA consideration shares underlying vested stock options as these shares will not be issued until the underlying stock options are exercised. Total consideration to be issued to Pear is $1.2 billion or 120.0 million shares ($10 per share price). The total shares to be issued include all issued and outstanding Pear Common Shares and Pear Preferred Shares plus shares underlying vested but unexercised options and warrants. Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that will be unexercised at the closing of the Merger.

(2)

Under the maximum redemption scenario, reflects cash proceeds of $49.2 million and the additional paid-in capital and par value from the issuance and sale of 4,920,000 THMA Class A Common Shares at $10.0 per share in connection with the Second Amendment to the Forward Purchase Agreement.

(3)

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all outstanding Public Warrants, Private Placement Warrants, and Pear options are exchanged for THMA Class A Common Shares. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments are as follows: (a) 14,213,333 shares underlying Public Warrants and Private Placement Warrants and (b) 6,959,448 Pear consideration shares underlying vested and unexercised stock options.

Note 5. Pear Stockholder Earn Out Shares

The Pear Stockholder Earn Out Shares are expected to be accounted for as liability classified instruments because the earn out triggering and acceleration events that determine the number of Pear Stockholder Earn Out Shares to be issued to the eligible Pear stockholders are not indexed to the common shares of the Post- Combination Company. The preliminary estimated fair value of the Pear Stockholder Earn Out Shares is $104.5 million. This preliminary estimated fair value of the Pear Stockholder Earn Out was determined using a Monte Carlo simulation valuation model using the following assumptions:

•	Price Target: Price Target as defined in the Business Combination Agreement for each Triggering Event:

•	Triggering Event 1 is $12.50

•	Triggering Event 2 is $15.00

•	Triggering Event 3 is $17.50

•	Vesting Date: The trading day that the target share price is achieved in at least 20 of the last 30 trading days

•	Discount period: Number of trading days between two dates, excluding holidays

•	Discount rate: An interpolated continuous risk-free rate commensurate with the longest term simulated

•

Expected pre-announcement future volatility: the volatility rate was implied from the existing Thimble Point Acquisition Corp. SPAC warrants. Estimated within a lattice framework, considering the make-whole feature and estimated forced exercise prices ranging from $18.50 to $20.00.

•	Expected post-announcement future volatility: the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to Pear’s business

•

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five- year term of the Earn Out Period.

•	Expected term: The expected term is the five-year term of the Earn Out Period.

•	Expected dividend yield: The expected dividend rate is zero as the Post-Combination Company currently has no history or expectation of declaring

Note 6. Unaudited Historical Comparative and Pro Forma Comparative Per Share Data of THMA and Pear

The unaudited pro forma book value information reflects the Transactions as if they had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020. This information is only a summary and should be read together with the summary historical financial information, the historical financial statements of THMA and Pear and related notes which are included in the proxy statement/prospectus as filed October 26, 2021. The unaudited pro forma combined per share information of THMA and Pear is derived from, and should be read in conjunction with, the unaudited pro forma combined financial information and related notes included in the proxy statement/prospectus as filed October 26, 2021. The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share would have occurred had the companies been combined during the periods presented, nor earnings per share that for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of THMA and Pear would have been had the companies been combined during the periods presented:

	Historical		Pro Forma Combined
	Thimble
	Point	Pear		Assuming
	Acquisition	Therapeutics,	Assuming No	Maximum
(in thousands, except share and per share amounts)	Corp.	Inc.	Redemptions	Redemptions
As of and for the Six Months Ended June 30, 2021(1)
Book value per share(2)	$(0.91)	$(3.06)	$1.90	$0.57
Weighted average common shares outstanding— basic and diluted	n/a	11,341,935	160,120,552	137,440,552
Weighted average shares outstanding of Class A— basic and diluted	27,600,000	n/a	n/a	n/a
Weighted average shares outstanding of Class B— basic and diluted	6,725,967	n/a	n/a	n/a
Net loss per common share—basic and diluted	n/a	$(4.64)	$(0.37)	$(0.44)
Net income per Class A share—basic and diluted	$—	n/a	n/a	n/a
Net income per Class B share—basic and diluted	$(1.09)	n/a	n/a	n/a

(1)	There were no cash dividends for either THMA or Pear in the period presented.
(2)

Historical book value per share for THMA and Pear is calculated as permanent equity divided by the total number of outstanding shares. Pro forma book value per share is calculated as pro forma total stockholders’ equity divided by the total shares of the Post-Combination Company immediately after the Transactions under each scenario.

Additional Information and Where to Find It

This Current Report relates to a proposed transaction between Pear and THMA. This Current Report does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction, THMA filed a registration statement on Form S-4 (File No. 333-257982) with the Securities and Exchange Commission (the “SEC”), which included a proxy statement of THMA and a prospectus of THMA. The registration statement on Form S-4, as amended, was declared effective by the SEC on October 26, 2021, and THMA commenced mailing of the definitive proxy statement/prospectus to its shareholders on or about October 29, 2021. THMA also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of THMA are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

The descriptions of the Definitive Agreements contained in this Current Report do not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment to the Forward Purchase Agreement, Amendment to the Sponsor Support Agreement and Letter Agreement, copies of which are attached as Exhibits 10.1-10.3 on THMA’s Form 8-K filed on November 15, 2021 (File No. 001-39969), and the terms of which are incorporated herein by reference.

Investors and security holders may obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by THMA through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by THMA may be obtained free of charge by written request to THMA at Thimble Point Acquisition Corp., 195 Church Street, 15th Floor, New Haven, Connecticut 06510.

Participants in Solicitation

THMA and Pear and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from THMA’s stockholders in connection with the proposed transaction. Information about THMA’s directors and executive officers and their ownership of THMA’s securities is set forth in THMA’s filings with the SEC, including THMA’s Registration Statement on Form S-1, which was declared effective by the SEC on February 1, 2021. To the extent that holdings of THMA’s securities have changed since the amounts printed in THMA’s Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction. You may obtain a free copy of these documents as described in the preceding paragraph.

Forward Looking Statements

This Current Report may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the risk that the proposed transaction, including the contemporaneous private placement of equity securities (the “Subscription”), may not be completed in a timely manner or at all, which may adversely affect the price of Thimble Point’s securities; (ii) the risk that the proposed transaction may not be completed by Thimble Point’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Thimble Point; (iii) the lack of a third party valuation in determining whether or not to pursue the proposed transaction; (iv) the amount of the costs, fees, expenses and other charges related to the proposed transaction and PIPE investment; (v) the outcome of any legal proceedings that may be instituted against Thimble Point, Pear, the combined company or others following the announcement of the Business Combination Agreement relating to the proposed transaction, the ancillary agreements contemplated thereby and the transactions contemplated thereby; (vi) the inability to complete the proposed transaction due to the failure to obtain approval of the stockholders of Thimble Point or Pear to obtain financing to complete the proposed transaction or to satisfy other conditions to closing; (vii) changes to the proposed structure of the proposed transaction that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed transaction; (viii) the ability to meet stock exchange listing standards following the consummation of the proposed transaction; (ix) the risk that the proposed transaction disrupts current plans and operations of Pear or diverts management’s attention from Pear’s ongoing business operations and potential difficulties in Pear employee retention as a result of the announcement and consummation of the proposed transaction; (x) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (xi) costs related to the proposed transaction; (xii) changes in applicable laws or regulations; (xiii) the possibility that Pear or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (xiv) Pear’s estimates of expenses and profitability; (xv) the evolution of the markets in which Pear competes; (xvi) the ability of Pear to implement its strategic initiatives and continue to innovate its existing products; (xvii) the ability of Pear to defend its intellectual property and satisfy regulatory requirements; (xviii) the ability of Thimble Point to issue equity or equity-linked securities in connection with the proposed transaction or in the future; (xix) the impact of the COVID-19 pandemic on Pear’s business; and (xx) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Thimble Point’s final prospectus dated February 1, 2021 relating to its initial public offering and other risks and uncertainties indicated in Thimble Point’s Registration Statement, and the definitive proxy statement/prospectus included therein, including those set forth under “Risk Factors” therein, and other documents filed and to be filed with the SEC by Thimble Point. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and Thimble Point and Pear assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Thimble Point nor Pear gives any assurance that either Thimble Point or Pear will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by Thimble Point or Pear or any other person that the events or circumstances described in such statement are material

Disclaimer

This Current Report relates to a proposed Business Combination between the THMA and Pear. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Second Amendment to the Forward Purchase Agreement, dated as of November 14, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 15, 2021).

10.2	Amendment to the Sponsor Support Agreement, dated as of November 14, 2021(incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 15, 2021).

10.3	Letter Agreement, dated as of November 14, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 15, 2021).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THIMBLE POINT ACQUISITION CORP.

By:	/s/ Elon S. Boms
Name: Elon S. Boms
Title: Chief Executive Officer

Date: November 22, 2021